SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)1

                             PMC INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    693437303
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                               September 24, 1997
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

         Note. six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 16 Pages)

--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 2 of 16 Pages
----------------------------------           -----------------------------------


================================================================================
      1           NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                    Wheatley Partners, L.P.
--------------------------------------------------------------------------------
      2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /
                                                                      (b) / /
--------------------------------------------------------------------------------
      3           SEC USE ONLY

--------------------------------------------------------------------------------
      4           SOURCE OF FUNDS*
                           WC, OO
--------------------------------------------------------------------------------
      5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)                           / /
--------------------------------------------------------------------------------
      6           CITIZENSHIP OR PLACE OR ORGANIZATION

                           Delaware
--------------------------------------------------------------------------------
  NUMBER OF               7          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                         1,499,333 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                 ---------------------------------------------------------------
                          8          SHARED VOTING POWER

                                      108,333 shares
                 ---------------------------------------------------------------
                          9          SOLE DISPOSITIVE POWER

                                      1,499,333 shares
                 ---------------------------------------------------------------
                         10          SHARED DISPOSITIVE POWER

                                      108,333 shares
--------------------------------------------------------------------------------
      11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON

                            1,607,666 shares
--------------------------------------------------------------------------------
      12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                                         / /
--------------------------------------------------------------------------------
      13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                              8.3%
--------------------------------------------------------------------------------
      14          TYPE OF REPORTING PERSON*

                           PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 3 of 16 Pages
----------------------------------           -----------------------------------

================================================================================
      1          NAME OF REPORTING PERSONS
                 S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                      Barry Rubenstein
--------------------------------------------------------------------------------
      2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / /
                                                                   (b) / /
--------------------------------------------------------------------------------
      3          SEC USE ONLY

--------------------------------------------------------------------------------
      4          SOURCE OF FUNDS*
                          WC, 00
--------------------------------------------------------------------------------
      5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEM 2(d) OR 2(e)                         / /
--------------------------------------------------------------------------------
      6          CITIZENSHIP OR PLACE OR ORGANIZATION

                          United States
--------------------------------------------------------------------------------
  NUMBER OF              7          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                        0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                         8          SHARED VOTING POWER

                                     1,607,666 shares
                ----------------------------------------------------------------
                         9          SOLE DISPOSITIVE POWER

                                     0 shares
                ----------------------------------------------------------------
                        10          SHARED DISPOSITIVE POWER

                                     1,607,666 shares
--------------------------------------------------------------------------------
      11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON

                          1,607,666 shares
--------------------------------------------------------------------------------
      12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                 CERTAIN SHARES*                                       / /
--------------------------------------------------------------------------------
      13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                              8.3%
--------------------------------------------------------------------------------
      14         TYPE OF REPORTING PERSON*

                          IN
================================================================================

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 4 of 16 Pages
----------------------------------           -----------------------------------

================================================================================
      1         NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                     Irwin Lieber
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / /
                                                                  (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                         / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OR ORGANIZATION

                         UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF             7          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                       0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                    1,607,666 shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                    0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                    1,607,666 shares
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         1,607,666 shares
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                       / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                             8.3%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                         IN
================================================================================

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 5 of 16 Pages
----------------------------------           -----------------------------------

================================================================================
     1          NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                     Barry Fingerhut
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / /
                                                                  (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                         / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                        0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
               -----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                    1,607,666 shares
               -----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                    0 shares
               -----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                    1,607,666 shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                                    1,607,666 shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                       / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         8.3%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                         IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 6 of 16 Pages
----------------------------------           -----------------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                  Wheatley Partners LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                                  (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                          / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        Delaware
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                       0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
               -----------------------------------------------------------------
                       8          SHARED VOTING POWER

                                   1,607,666 shares
               -----------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                   0 shares
               -----------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                   1,607,666 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,607,666 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        8.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        OO
================================================================================

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 7 of 16 Pages
----------------------------------           -----------------------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                      Seth Lieber
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /
                                                                  (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
                       WC, OO
--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                           / /
--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OR ORGANIZATION

                       United States
--------------------------------------------------------------------------------
 NUMBER OF            7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                      0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
              ------------------------------------------------------------------
                      8          SHARED VOTING POWER

                                  1,607,666 shares
              ------------------------------------------------------------------
                      9          SOLE DISPOSITIVE POWER

                                  0 shares
              ------------------------------------------------------------------
                     10          SHARED DISPOSITIVE POWER

                                  1,607,666 shares
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                       1,607,666 shares
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                         / /
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       8.3%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                       IN
================================================================================

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 8 of 16 Pages
----------------------------------           -----------------------------------

================================================================================
      1         NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                     Jonathan Lieber
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / /
                                                                  (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                         / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
  NUMBER OF             7          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                       0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                    1,607,666 shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                    0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                    1,607,666 shares
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         1,607,666 shares
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                       / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         8.3%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                         IN
================================================================================

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 9 of 16 Pages
----------------------------------           -----------------------------------

================================================================================
      1         NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                     Matthew A. Smith
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / /
                                                                  (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                         / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
  NUMBER OF             7          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                       0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                    1,607,666 shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                    0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                    1,607,666 shares
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         1,607,666 shares
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                       / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         8.3%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                         IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 10 of 16 Pages
----------------------------------           -----------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                    Wheatley Management Ltd.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                                  (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                          / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                        Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
 NUMBER OF             7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                       0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
               -----------------------------------------------------------------
                       8          SHARED VOTING POWER

                                   1,607,666 shares
               -----------------------------------------------------------------
                       9          SOLE DISPOSITIVE POWER

                                   0 shares
               -----------------------------------------------------------------
                      10          SHARED DISPOSITIVE POWER

                                   1,607,666 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                        1,607,666 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        8.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                        OO
================================================================================

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 11 of 16 Pages
----------------------------------           -----------------------------------

================================================================================
      1         NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                     Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / /
                                                                  (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                         / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OR ORGANIZATION

                         Delaware
--------------------------------------------------------------------------------
  NUMBER OF             7          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                       108,333 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                    1,499,333 shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                    108,333 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                    1,499,333 shares
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                         1,607,666 shares
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                       / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         8.3%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                         PN
================================================================================

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 12 of 16 Pages
----------------------------------           -----------------------------------



         This constitutes Amendment No. 1 ("Amendment No. 1") to Schedule 13D filed by the undersigned on or about January 6, 1997 (the "Schedule 13D"). Except as specifically amended by this Amendment No. 1, the Schedule 13D, as amended, remains in full force and effect. Defined terms shall have the meaning specified in the Schedule 13D, except as otherwise provided herein.

         Item 3 is amended to read in its entirety as follows:

Item 3.  Source and Amount of Funds or Other Consideration.

         The aggregate purchase price of the 1,499,333 shares of Common Stock owned by Wheatley is $2,802,749.50. The shares of Common Stock owned by Wheatley were acquired from its working capital and its other funds. The aggregate purchase price of the 108,333 shares of Common Stock purchased by Wheatley Foreign is $196,874.50 and came from its working capital and its other funds.

         Item 5(a), (b) and (d) are amended to read as follows:

Item 5.  Interest in Securities of the Issuer.

         (a) The following table sets forth the aggregate number and percentage (based on 19,431,610 shares of Common Stock outstanding as of September 24, 1997, as reported by a representative of the Issuer on such date) of Common
Stock beneficially owned by each reporting person named in Item 2 of Schedule 13D (each, a "Reporting Person").

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 13 of 16 Pages
----------------------------------           -----------------------------------


                                                               Percentage of
                                     Shares of Common         Shares of Common
                                           Stock                   Stock
Name                                Beneficially Owned       Beneficially Owned
----                                ------------------       ------------------

Wheatley Partners, L.P.(1)                1,607,666                  8.3%

Barry Rubenstein(2)                       1,607,666                  8.3%

Irwin Lieber(2)                           1,607,666                  8.3%

Barry Fingerhut(2)                        1,607,666                  8.3%

Wheatley Partners LLC(2)                  1,607,666                  8.3%

Seth Lieber(2)                            1,607,666                  8.3%

Jonathan Lieber(2)                        1,607,666                  8.3%

Matthew A. Smith(2)                       1,607,666                  8.3%

Wheatley Management Ltd.(2)               1,607,666                  8.3%

Wheatley Foreign Partners, L.P.(3)        1,607,666                  8.3%


---------------------

(1) Includes 1,499,333 shares of Common Stock owned by Wheatley. Wheatley disclaims beneficial ownership of 108,333 shares of Common Stock owned by Wheatley Foreign.

(2) The Reporting Person disclaims beneficial ownership of these securities except to the extent of his or its equity ownership therein.

(3) Includes 108,333 shares of Common Stock owned by Wheatley Foreign. Wheatley Foreign disclaims beneficial ownership of 1,499,333 shares of Common Stock owned by Wheatley.

                  (b) Wheatley has sole power to vote and dispose of 1,499,333 shares of Common Stock, representing approximately 7.7% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 108,333 shares of Common Stock representing approximately 0.6% of the outstanding shares of Common Stock.

                  By virtue of being the general partner of Wheatley and Wheatley Foreign, Wheatley LLC may be deemed to have shared power to vote and dispose of 1,607,666 shares of Common Stock, representing approximately 8.3% of the outstanding shares of Common Stock.

                  By virtue of each being a member and an officer of Wheatley LLC, each of Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Seth Lieber, Jonathan Lieber and Matthew A. Smith may be deemed to have shared power to vote and dispose of 1,607,666 shares of Common Stock, representing approximately 8.3% of the outstanding shares of Common Stock.

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 14 of 16 Pages
----------------------------------           -----------------------------------

                  Wheatley Foreign has sole power to vote and dispose of 108,333 shares of Common Stock representing 0.6% of the outstanding shares of Common stock and may be deemed to have shared power to vote and dispose of 1,499,333 shares of Common Stock, representing approximately 7.7% of the outstanding shares of Common Stock.

                  By virtue of being a general partner of Wheatley Foreign, Wheatley Management may be deemed to have shared power to vote and dispose of 1,607,666 shares of Common Stock, representing approximately 8.3% of the outstanding shares of Common Stock.

                  (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of Common Stock.

         Item 5(c) is amended by adding the following:

                  (c) The following table sets forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting Persons identified in Item 2 of this Schedule 13D effected in the last sixty days.

                                            Number of
                               Purchase      Shares         Purchase
       Name of Shareholder       Date       Purchased        Price
       -------------------       ----       ---------        -----

Wheatley Partners, L.P.        9/24/97       613,333          1.50

Wheatley Foreign Partners,     9/24/97        53,333          1.50
L.P.

         Wheatley and Wheatley Foreign acquired the shares of Common Stock from the Issuer in a private placement (the "September Private Placement").

         Item 6(b) is amended by adding the following:

                  (b) The purchasers of the shares of Common Stock in the September Private Placement have the right to request that the sale of such shares be included in a registration statement that the Issuer has agreed to file within 60 days of the closing of such private placement. The purchasers in the September Private Placement shall have the right to purchase additional shares of Common Stock if such registration statement is not timely filed or declared effective.

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 15 of 16 Pages
----------------------------------           -----------------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  September 29, 1997              WHEATLEY PARTNERS, L.P.
                                        By: Wheatley Partners LLC,
                                            General Partner


                                        By:  /s/ Barry Rubenstein
                                             --------------------
                                                 Barry Rubenstein, Chief
                                                 Executive Officer

                                        WHEATLEY PARTNERS LLC


                                        By:  /s/ Barry Rubenstein
                                             --------------------------
                                                 Barry Rubenstein, Chief
                                                 Executive Officer


                                             /s/ Barry Rubenstein
                                        --------------------------------
                                             Barry Rubenstein


                                             /s/ Irwin Lieber
                                        --------------------------------
     `                                           Irwin Lieber


                                             /s/ Barry Fingerhut
                                        --------------------------------
                                                 Barry Fingerhut


                                             /s/ Seth Lieber
                                        --------------------------------
                                                Seth Lieber


                                             /s/ Jonathan Lieber
                                        --------------------------------
                                                 Jonathan Lieber


                                            /s/ Matthew A. Smith
                                        --------------------------------
                                                Matthew A. Smith

----------------------------------           -----------------------------------
CUSIP No. 693437303                   13D      Page 16 of 16 Pages
----------------------------------           -----------------------------------




                                             WHEATLEY MANAGEMENT LTD.


                                             By:  /s/ Irwin Lieber
                                                  --------------------------
                                                  Irwin Lieber, President


                                             WHEATLEY FOREIGN PARTNERS, L.P.
                                             By:  Wheatley Partners LLC, General
                                                  Partner

                                             By:   /s/ Barry Rubenstein
                                                -------------------------------
                                                Barry Rubenstein, Chief
                                                Executive Officer